Exhibit 10.1

THIRD AMENDMENT OF THE

SOUTHERN GRAPHIC SYSTEMS, INC. DEFERRED COMPENSATION PLAN

Adopted November 9, 2009

1. The definition of “Key Employee” in Section 1.15 of the Plan is hereby deleted, and the remaining definitions of Article I are renumbered accordingly.

2. Section 1.21 is amended by adding the words “, excluding commissions” immediately following the word “Plan”.

3. The third sentence of Section 5.4 is deleted in its entirety.

4. The first paragraph of Section 6.1 is amended to read as follows:

“Except as otherwise specified in this Article VI, Credits and Earnings on a Participant’s behalf shall be distributed to the Participant upon his or her Separation from Service. Any transfer of employment to a subsidiary or affiliate of an Employer will not be considered a Separation from Service for purposes of this Article VI.”

5. Section 6.2 is amended to read as follows:

“If a Participant has not elected the optional form of payment as provided in Section 6.3, the Participant’s Credits and Earnings shall be paid to the Participant upon the Participant’s Separation from Service in a lump sum.”

6. The first sentence of Section 6.5 is amended to read as follows:

“Notwithstanding any other provisions of this Plan, if any amounts credited hereunder are found, in a final decision by a court of competent jurisdiction or under an audit closing agreement or other final disposition of the Internal Revenue Service, to be includable in the gross income of a Participant or Beneficiary prior to distribution pursuant to the provisions of this Article VI because of the Plan’s failure to meet the requirements of Section 409A of the Code and regulations thereunder, such Participant or Beneficiary shall receive payment of an amount equal to the amount found to be includable in gross income upon the date of such final decision, audit closing agreement or other final disposition, whichever is applicable.”

7. The following Section is added immediately following Section 6.5:

“6.6 Distribution Upon Certain Designated Payment Dates

For purposes of Sections 6.2, 6.4 and 6.5, a payment will be considered made upon the event giving rise to payment provided it is paid no later than the later of (a) the last day of the calendar year in which such event occurs or (b) the 15th day of the third calendar month following the month in which such event occurs. Notwithstanding the foregoing sentence, it is the Employer’s intention to make such payment no later than 30 days following the occurrence of the event giving rise to payment, absent unusual circumstances.”

The provisions hereof shall be effective January 1, 2009, except that the provisions of item 2 hereof shall be effective January 1, 2007.

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